Exhibit 99.15
(Text of graph posted to Ashland Inc.'s website concerning
operating segment trade working capital)

Operating Segment Trade Working Capital % of Annualized Sales *
Monthly Actual (%)

	2006	2007	2008
January		16.2	16.2
February		16.8	15.9
March		15.3	14.3
April		15.9	14.4
May		15.5	13.9
June		15.3	13.9
July		16.0	13.3
August		15.3	13.2
September		15.3	12.3
October	13.6	15.2	12.2
November	14.6	15.8	13.2
December	15.5	16.6

* NOTE: Selected Working Capital Components - November 30, 2008 (a)

Unaudited Data
($ in millions)	Operating Segments (b)
Accounts receivable (c)	1,241
Inventories (d)	703
(Less) Trade and other payables	(890)
Net	1,054

(a)	Working Capital Components exclude the businesses acquired upon the completion of the Hercules acquisition.
(b)	Represents amounts considered for internal performance metrics applicable to most employees.
(c)	Accounts receivable is shown net of allowances for doubtful accounts.
(d)	Operating segment amount excludes LIFO reserve.